Exhibit 3.cc

CERTIFICATE OF FORMATION

OF

CROWN BEVERAGE PACKAGING, LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is: Crown Beverage Packaging, LLC.

SECOND: The address of the registered office and the name of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are: The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

THIRD: This Certificate of Formation shall become effective at 12:01 a.m. Eastern Daylight Time on July 1, 2010.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 30th day of June, 2010.

/s/ Marian T. Ryan
Name: Marian T. Ryan
Authorized Person